SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: January 31, 2007
(Date of earliest event reported)

XECHEM INTERNATIONAL, INC.

(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of incorporation)	0-23788 (Commission File No.)	22-3284403 (IRS Employer Identification No.)

New Brunswick Technology Center
100 Jersey Avenue, Building B, Suite 310
New Brunswick, New Jersey 08901-3279
(Address of Principal Executive Offices)

(732) 247-3300
Registrant’s telephone number including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 5, 2006, Xechem International, Inc. (the “Xechem”) and its subsidiary, Xechem Pharmaceuticals Nigeria Ltd. (“Xechem Nigeria”) received executed copies of a series of agreements with Alembic Limited (“Alembic”), dated as of December 22, 2005. For a description of the new agreements, see Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2006 (File No. 000-23788).

As part of these agreements, Xechem and Alembic agreed to terminate an old note in favor of a “New Note.” Pursuant to the terms of the New Note, Xechem agreed to repay Alembic in full the outstanding principal and interest remaining from the New Note as follows: $1,000,000 to be paid on or before January 31, 2006 (the “Initial Payment”), with the balance (the “Remaining Balance”) due on or before December 31, 2006. Furthermore, for every month beginning July 2006, in which any portion of the New Note remained unpaid, Xechem agreed to pay Alembic as additional consideration the sum of $16,600, for a total of up to $99,600. The New Note bears interest at the rate of 8%.

As of December 31, 2006, Xechem had paid Alembic $1,000,000 of the principal amount due plus interest in the amount of $190,000 on the New Note. The Remaining Balance of the New Note ($2,000,000) plus interest and penalty of approximately $250,000 was due on or before December 31, 2006. According to the Termination of Agreements, if the Remaining Balance and interest is not paid on or before December 31, 2006, subject to written notice from Alembic and a right to cure within 10 days as set forth in the New Note, Xechem would be in breach of the Termination of Agreements and the New Note.

Xechem did not pay the amounts due Alembic on December 31, 2006. Xechem and Alembic have extended the Maturity Date. Pursuant to a Letter Agreement, dated January 4, 2007, the parties agreed to extend the Maturity Date to January 31, 2007. Pursuant to a Letter Agreement, dated January 31, 2007, the parties have agreed to extend the Maturity Date to February 24, 2007. As consideration for this extension, Xechem has agreed to pay to Alembic, in reduction of the indebtedness due under the Note, the sum of $100,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2007

XECHEM INTERNATIONAL, INC.

By:	/S/ Ramesh C. Pandey
Ramesh C. Pandey, Ph.D., Chief Executive Officer